                                                                     EXHIBIT 2.2

LATHAM & WATKINS LLP
Michael S. Lurey (State Bar #048235)                  ENTERED 10/22/03
Robert A. Klyman (State Bar #142723)                         FILE
Eric D. Brown (State Bar #211512)                         OCT 22 2003
633 West Fifth Street, Suite 4000                 CLERK, U.S. BANKRUPTCY COURT
Los Angeles, California 90071-2007               SOUTHERN DISTRICT OF CALIFORNIA
Telephone: (213) 485-1234                          BY                  DEPUTY
Facsimile: (213) 891-8763
Counsel for Debtors and Debtors-in-Possession
-----------------------------------------------------
            UNITED STATES BANKRUPTCY COURT
           SOUTHERN DISTRICT OF CALIFORNIA
325 West "F" Street, San Diego, California 92101-6991
--------------------------------------------------------------------------------
In re:                                 Case Nos.: 03-3470-All
                                       through 03-3535-All
LEAP WIRELESS INTERNATIONAL, INC.,
and CRICKET COMMUNICATIONS, INC.,      (Jointly Administered)
et al.,
                          Debtors.     Date of Hearing: September 30, 2003
                                       Time of Hearing: 9:30 a.m.
                                       Name of Judge:   Hon. Louise DeCarl Adler
--------------------------------------------------------------------------------

                                     ORDER
                CONFIRMING DEBTORS' FIFTH AMENDED JOINT PLAN OF
                    REORGANIZATION DATED AS OF JULY 30, 2003

         IT IS ORDERED THAT the relief sought as set forth on the continuation pages attached and numbered two (2) through seventeen (17) pages, is granted. Motion/Application Docket Entry No. 479.


                                                    /s/ Louise DeCarl Adler
DATED: 22 Oct 03                                   -----------------------------
                                                   Hon. Louise DeCarl Adler,
                                                   U.S. Bankruptcy Judge


Signature by the attorney constitutes a certification under Fed. R. of Bankr.
P. 9011 that the relief in the order is the relief granted by the court.


Submitted by:
Latham & Watkins LLP
-------------------------------
By: Robert A. Klyman        /s/
    ---------------------------
    Counsel for Debtors and
    Debtors-in-Possession

LATHAM & WATKINS LLP
  Michael S. Lurey (State Bar #048235)
  Robert A. Klyman (State Bar #142723)
  Eric D. Brown (State Bar #211512)
633 West Fifth Street, Suite 4000
Los Angeles, California 90071-2007
Facsimile: (213) 891-8763

Counsel for
Debtors and Debtors-in-Possession


                         UNITED STATES BANKRUPTCY COURT

                        SOUTHERN DISTRICT OF CALIFORNIA

In re                                        |  Case Nos.: 03-03470-A11 through
                                             |  03-03535-A11
LEAP WIRELESS INTERNATIONAL, INC.,           |
and CRICKET COMMUNICATIONS, INC., et         |  (Jointly Administered)
al.,                                         |
                                             |   Chapter 11
           Debtors.                          |
                                             |   ORDER CONFIRMING
                                             |   DEBTORS' FIFTH AMENDED JOINT
                                             |   PLAN OF REORGANIZATION DATED
                                             |   AS OF JULY 30, 2003
                                             |
Fed. Tax Id. Nos. 33-0811062 and 33-0879924  |   CONFIRMATION HEARING
                                             |
                                             |   Date:  September 30, 2003
                                             |   Time:  9:30 a.m.
                                             |   Place: Department 2
                                             |
                                             |   Judge: Hon. Louise DeCarl Adler
                                             |
                                             |
---------------------------------------------

         This Court, at the above-captioned date and time, considered (i) the Fifth Amended Joint Plan of Reorganization Dated as of July 30, 2003 (the "Plan") filed by Leap Wireless International, Inc. ("Leap"), Cricket Communications, Inc. ("Cricket"), and certain of their subsidiaries and other affiliated entities, as debtors and debtors-in-possession in the above-captioned cases (collectively, the "Debtors"), (ii) the modifications to the Plan put on the record at the Confirmation Hearing or filed by the Debtors at or prior to the Confirmation Hearing, (iii) the documents, evidence and matters listed in the Second Amended Findings of Fact and Conclusions of Law re: Order Confirming Debtors' Fifth Amended Joint Plan of Reorganization

Dated as of July 30, 2003, entered by this Court concurrently herewith (the "Findings and Conclusions"), (iv) the declarations and other evidence submitted in support of the Plan and (v) the arguments and evidence proffered at the Confirmation Hearing. There appeared at said hearing: Robert A. Klyman, of Latham & Watkins LLP, on behalf of the Debtors; Robert T. Schmidt and Matthew Williams of Kramer Levin Naftalis & Frankel LP, on behalf of the Creditors' Committee; Richard Baumfield and Paul Silverstein of Andrews Kurth, LLP, on behalf of the Informal Vendor Debt Committee, William Daniel Sullivan of Howrey Simon Arnold & White LLP, on behalf of MCG PCS, Inc., Tiffany L. Carroll on behalf of the U.S. Trustee, and other parties as noted on the record. Based on the record in these cases, the Findings and Conclusions entered contemporaneously herewith, and good cause and adequate notice appearing therefor, IT IS HEREBY ORDERED THAT:

     A. The Plan is CONFIRMED and approved in its entirety; to the extent there exists any conflict or discrepancy between the Plan and this Confirmation
Order, this Confirmation Order shall control. The Debtors are hereby authorized to take all steps and do all things necessary to implement the Plan.

     B. The failure to reference or discuss any particular provision of the Plan in this Confirmation Order shall have no effect on this Court's approval and authorization of, or the validity, binding effect, and enforceability of, such provision; and each provision of the Plan is authorized and approved and shall have the same validity, binding effect, and enforceability as every other provision of the Plan, whether or not mentioned in this Confirmation Order.

     C. All objections to confirmation of the Plan that have not been withdrawn or otherwise resolved in the manner stated on the record or in papers filed with the Court are overruled.

     D. The Plan is hereby deemed modified pursuant to Section 1127(a) of the Bankruptcy Code and Section 11.03 of the Plan to reflect all Plan modifications filed by the Debtors at or prior to the Confirmation Hearing, as well as the following:

  1. Section 2.01 of the Plan is amended to insert the following definition in its proper alphabetical order:

"Intercompany Transfer Litigation Claims means any and all Litigation Claims that have been or may be asserted or
                                         filed by, through or in the name of or
                                         right of any Debtor, including any and
                                         all derivative claims, (i) arising out
                                         of or related to transfers of cash or
                                         property from Leap to any non-Leap
                                         Debtor or for the benefit of the
                                         current or former Holders of Old Vendor
                                         Debt (in the capacity as such Holder)
                                         or the current or former administrative
                                         agents under the Vendor Debt Facilities
                                         (in the capacity as such agent) or
                                         other Holders of Claims or Interests
                                         against or in any non-Leap Debtor,
                                         including for, inter alia, fraudulent
                                         transfers, preferences, equitable
                                         subordination and breach of fiduciary
                                         duty or (ii) arising out of or related
                                         to the failure to transfer cash or
                                         property from Leap to any non-Leap
                                         Debtor or for the benefit of the
                                         current or former Holders of Old Vendor
                                         Debt (in the capacity as such Holder)
                                         or current or former administrative
                                         agents under the Vendor Debt Facilities
                                         (in the capacity as such agent), or
                                         other Holders of Claims or Interests
                                         against or in any non-Leap Debtor,
                                         including for, inter alia, breach of
                                         contract."

2. Section 4.01 of the Plan is amended to insert the following sentences at the end of such Section:

     "In addition to the foregoing and without duplication, for so long as there is a dispute between the Debtors and BellSouth concerning the cure amount payable in connection with the assumption of executory contracts to which Bell South is a party, Cricket shall create a separate reserve for the full amount of the alleged cure amount pending resolution of such dispute (either by stipulation or court order).

     If a Debtor assumes an executory contract with an agency or instrumentality of the United States of America, the assumption of such contract shall be subject to the prior consent of the applicable government agency or instrumentality that is a party to such contract."

3.   Section 5.05 of the Plan is amended in its entirety as follows:

"SECTION 5.05 PRESERVATION OF CAUSES OF ACTION

     Except in any contract, instrument, release or other agreement entered into in connection with the Plan or as otherwise provided in the Plan (and subject to the following paragraph), in accordance with section 1123(b) of the Bankruptcy Code, each

Reorganized Debtor shall retain all Litigation Claims that each Debtor or the Estate may hold against any Person; provided, however, that Litigation Claims listed in Leap's Schedules, as well as any Eligible Leap Avoidance Actions and Eligible Leap Causes of Action, shall be transferred to the Leap Creditor Trust on the Effective Date. The Leap Creditor Trust Trustee shall have the rights prescribed in 11 U.S.C. 1123(b)(3)(B) to pursue or settle such Claims. In addition, the following causes of action and avoidance actions shall not be designated as "Materially Adverse Actions" and shall each be deemed Eligible Leap Avoidance Actions or Eligible Leap Causes of Action, as applicable: All of the Ongoing Litigation Matters listed on Exhibit "L" to the Disclosure Statement (with the exception of Cricket Communications v. City of Tuscon, which shall remain with Reorganized Leap); the derivative action filed by Steven Zawalick in the Supreme Court of the State of New York, Case No. 03600591; the adversary proceeding filed by Leap (1) against MCG PCS, Inc. and Michael Gelfand to avoid and recover transfer pursuant to 11 U.S.C. Sections 547 and 550, and (2) against MCG PCS, Inc. to subordinate claim pursuant to 11 U.S.C. Section 510 (Adversary Proceeding No. 03-90284-LA); the adversary proceeding filed by Leap against Endesa, S.A., a Spanish Corporation, seeking recovery on a promissory note (Adversary Proceeding No. 03-90388-LA); and the adversary proceeding filed against the American Wireless Creditors to subordinate claim pursuant to 11 U.S.C. Section 510. During the period (if any) subsequent to the Initial Distribution Date and prior to the Effective Date, but subject to the negotiation and execution of a customary joint defense agreement among the Debtors, the Official Committee and the Leap Creditor Trust Trustee, the Debtors shall provide the Official Committee and the

Leap Creditor Trust Trustee with all pleadings and relevant documentation in connection with Leap Litigation Claims and Eligible Leap Avoidance Actions, as well as periodic monthly updates as to progress of any litigation or formal or informal settlement offers in connection therewith. The Official Committee and the Leap Creditor Trust shall have the right to oversee and comment on such progress and any settlement proposals, and during such period, no Leap Litigation Claim or Eligible Leap Avoidance Actions will be settled before the Effective Date without the express written consent of the Official Committee. In addition, the Leap Creditor Trust Trustee and the Official Committee shall have standing to make a motion to the Court to settle or prosecute any such Litigation Claim or Eligible Leap Avoidance Action to the extent they deem appropriate.

     In addition, within 7 days prior to the Voting Deadline, the Debtors will File a schedule of Claims to which the Debtors, Reorganized Debtors or Leap Creditor Trust, as applicable, may object or challenge and of causes of action (including avoidance actions) that the Debtors or Reorganized Debtors may bring (the "Objection Schedule"). Within two business days following the date the Debtors File the Objection Schedule, the Debtors shall serve the Objection Schedule on all parties listed on the Objection Schedule. The Debtors reserve the right to amend the Objection Schedule at or prior to the Confirmation Hearing. The fact that an avoidance action, objection to Claim or cause of action is not listed on the Objection Schedule shall not preclude the Debtors, the Reorganized Debtors or the Leap Creditor Trust from bringing any such action or objection.

     Notwithstanding the foregoing, the Plan implements, as of the Initial Distribution Date, the Intercompany Releases and other settlements representing a global settlement of all (a) Intercompany Claims and (b) Intercompany
Transfer Litigation Claims. The Plan is the product of months of investigation and negotiations among the Debtors, their Estates, the Holders of Old Vendor Debt, the Informal Vendor Debt Committee, the Holders of Leap General Unsecured Claims and the Official Committee (including the Informal Noteholder Committee prior to the appointment of the Official Committee). In particular, in exchange for (i) the distributions made pursuant to the Plan and (ii) the full releases of Intercompany Claims and Intercompany Transfer Litigation Claims that might be asserted by the non-Leap Debtors, their Estates and/or the Holders of Old Vendor Debt, Leap, its Estate and the Holders of Leap General Unsecured Claims in such capacity hereby grant full releases of all Intercompany Claims and Intercompany Transfer Litigation Claims against the non-Leap Debtors, their Estates and the current and former Holders of Old Vendor Debt (in the capacity as such Holder) and the current and former administrative agents under the Vendor Debt Facilities (in the capacity as such agent) and other Holders of Claims or Interests against or in any non-Leap Debtor. Similarly, in exchange for the full releases of Intercompany Claims and Intercompany Transfer Litigation Claims that might be asserted by Leap, its Estate and/or the Holders of Leap General Unsecured Claims, each non-Leap Debtor, their Estates and the Holders of Old Vendor Debt in such capacity hereby grant full releases of all Intercompany Claims and Intercompany Transfer Litigation Claims against Leap and its Estate (and the Holders of Claims and Interests against or in Leap, including the Holders of Leap General Unsecured Claims).

Each such non-Leap Debtor, its Estate, all Holders of Claims or Interests against such non-Leap Debtors claiming through such non-Leap Debtors, and the current and former Holders of Old Vendor Debt (in the capacity as such Holder) and the current and former administrative agents under the Vendor Debt Facilities (in the capacity as such agent) hereby waive any right to seek recovery from any of the Leap Creditor Trust Assets in connection with such Claims, whether or not such Leap Creditor Trust Assets have been transferred to the Leap Creditor Trust as of the Initial Distribution Date. The effectiveness of the foregoing releases to former Holders of Old Vendor Debt (in the capacity as such Holder) and former administrative agents under the Vendor Debt Facilities (in the capacity as such agent) is expressly conditioned upon the granting of mutual releases of Intercompany Claims and Intercompany Transfer Litigation Claims by such parties to Leap, its Estate and the Holders of Leap General Unsecured Claims. If a former Holder of Old Vendor Debt (in the capacity as such Holder) or former administrative agent under the Vendor Debt Facilities (in the capacity as such agent) asserts any claim released hereunder against Leap, its Estate and the Holders of Leap General Unsecured Claims, such former Holder of Old Vendor Debt (in the capacity as such Holder) or former administrative agent under the Vendor Debt Facilities (in the capacity as such agent) shall not be entitled to the benefits of the releases described herein.

     The Plan constitutes a motion under Rule 9019 to compromise all such claims and no party who holds or could potentially be the beneficiary of such Intercompany Claims or Intercompany Transfer Litigation Claims shall have any standing or right to assert such claims following the Initial Distribution Date."

4.   Section 5.09 of the Plan is amended in its entirety as follows:

"SECTION 5.09 DISCHARGE OF REORGANIZED DEBTORS AND INJUNCTION

     Except as otherwise provided in the Plan or the Confirmation Order: (i) on the Effective Date, each Reorganized Debtor shall be deemed discharged and released to the fullest extent permitted by section 1141 of the Bankruptcy Code from all Claims and Interests, including, but not limited to, demands, liabilities, Claims and Interests that arose before the Confirmation Date and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not: (A) a proof of Claim or proof of Interest based on such debt or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (B) a Claim or Interest based on such debt or Interest is allowed pursuant to section 502 of the Bankruptcy Code or (C) the Holder of a Claim or Interest based on such debt or Interest has accepted the Plan; and (ii) all Persons shall be precluded from asserting against each Reorganized Debtor, its successors, or its assets or properties any other or further Claims or Interests based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. Except as otherwise provided in the Plan or the Confirmation Order, the Confirmation Order shall act as a discharge of any and all Claims against and all debts and liabilities of the Reorganized Debtors, as provided in sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment against each Reorganized Debtor at any time obtained to the extent that it relates to a Claim discharged.

     Except as otherwise provided in the Plan or the Confirmation Order, all Persons that have held, currently hold or may hold a Claim or other debt or liability or an Interest or other right of such Holders, are permanently enjoined from taking any of the following actions on account of any such Claims, debts or liabilities or Interests or rights: (a) commencing or continuing in any manner any action or other proceeding against any of the Debtors or Reorganized Debtors; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against any of the Debtors or Reorganized Debtors; (c) creating, perfecting or enforcing any Lien or encumbrance against any of the Debtors or Reorganized Debtors; (d) asserting a setoff, right of subrogation or recoupment of any kind against any obligation due to any of the Debtors or Reorganized Debtors;

and (e) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.

     Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys' fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator.

5.   A new section 5.09(a) shall be inserted as follows:

     The releases set forth in Section 5.09 do not extend to rights preserved by Lucent under the Lucent Settlement Agreement and Nortel under the Nortel Settlement Agreement to assert claims against the Debtors, to perfect any security interests as provided under such agreements or to exercise any rights under such agreements.

6. Section 6.03 of the Plan is amended to insert the following sentence at the end of such Section:

     "Notwithstanding any provision of the Plan to the contrary, including without limitation, Section 5.04 of the Plan, no provision of the Plan shall:
(a) excuse the Debtors or any other party from their obligations under the Communications Act of 1934, as amended, or any regulation, rule or policy of the FCC; or (b) annul, alter, modify or otherwise limit he FCC's rights or authority over the Debtors or their FCC licenses. Accordingly, the Effective Date of the Plan is conditioned upon, among other things, the Debtors' obtaining all necessary regulatory approvals from the FCC, including without limitation, any approvals required in connection with the transfer or assignment of FCC licenses, in form and substance reasonably acceptable to the Informal Vendor Debt Committee."

7.   Section 8.05(c) of the Plan is amended in its entirety as follows:

"SECTION 8.05 DISPUTED CLAIMS; RESERVE AND ESTIMATIONS

     (c)  Reserve for Leap Claims by the Leap Creditor Trust

          In accordance with the terms of the Leap Creditor Trust, and as more fully set forth therein, the Leap Creditor Trust Trustee shall be authorized to make distributions to Holders of Allowed Leap Administrative Claims and Allowed Leap General Unsecured Claims from time to time. The total amount of Allowed Leap Administrative Claims and Allowed Leap General Unsecured Claims (and the value of certain of Leap assets and certain Leap Litigation Claims) may not be known until after certain distributions are made, either because certain Claims will be Disputed Claims or because those Claims will not have been made by their Holders prior to the Effective Date. As a result, the Leap Creditor Trust Trustee shall hold back from the distributions from the Leap Creditor Trust (as more fully described in the Leap Creditor Trust Agreement) reserves in respect of each Administrative Claim and Disputed Claim against Leap until such Claims are resolved (the "Reserve"), so that (i) each estimated Administrative Claim not otherwise fully reserved for by Leap is fully reserved for by the Leap Creditor Trust; and (ii) the total amount of all Allowed Leap General Unsecured Claims includes the sum of (A) the amount of each Disputed Claim (or the maximum amount of any such Disputed Claim as estimated by the Bankruptcy Court pursuant to Section 502(c) of the Bankruptcy Code, if less), and (B) potential rejection claims, in each case until such Claims are resolved. Distributions from the Leap Creditor Trust will be made only to the Holders of Claims that have been Allowed."

8. Article X of the Plan is amended to insert the following sentence at the end of such Article:

     (a) "Notwithstanding any provision of the Plan to the contrary, the Court shall not retain jurisdiction over any disputes regarding the FCC's Class 1B Claims against the License Holding Companies or the definition of "Reinstated" with respect to the FCC's Class 1B Claims against the License Holding Companies. The FCC shall have sole jurisdiction and authority as an administrative agency to resolve any such disputes;

     provided that the Debtors fully reserve their rights to pursue any and all rights of review, rehearing, reconsideration, appeal or similar rights, whether administrative or judicial, available to them pursuant to the rules, regulations and policies of the FCC and to applicable law."

     E. Binding Effect. Pursuant to Section 1141 of the Bankruptcy Code, and except as expressly provided in the Plan or this Confirmation Order, the provisions of the Plan (including the exhibits to, and all documents and agreements executed pursuant to, the Plan) and this Confirmation Order shall be binding on (i) the Debtors, (ii) the Reorganized Debtors, (iii) all holders of Claims against and Interests in the Debtors, whether or not impaired under the Plan and whether or not, if impaired, such holder accepts the Plan, and (iv) each person acquiring property under the Plan.

     F. Contracts and Leases. On the Effective Date, all executory contracts and unexpired leases of the Estates shall be rejected by the Debtors pursuant to the provisions of Sections 365 and 1123 of the Bankruptcy Code, except for those executory contracts and nonresidential real property leases that (i) have already been assumed or rejected pursuant to an earlier Order of the Court,
(ii) have an earlier rejection date pursuant to the Rejection Schedules (as amended through the date of the Confirmation Hearing), which date shall be the deemed date of such rejection, (iii) are to be assumed pursuant to the Plan or
(iv) are the subject of a motion for such an Order pending as of the Confirmation Hearing. All contracts on the Assumption Schedules shall be deemed assumed as of the Effective Date or on such earlier date as may be identified on the Assumption Schedules.

     G. General Authorizations. Pursuant to Section 1142(b) of the Bankruptcy Code, the Debtors and the Reorganized Debtors and all other necessary parties are authorized and empowered to (a) execute and deliver any instrument, agreement or document and (b) perform any act that is necessary, desirable or required to effectuate or comply with the terms and conditions of the Plan and consummation of the Plan and the transactions contemplated therein, and are authorized and empowered, without limitation, to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments and other agreements or documents created in connection with the Plan.

     H. Authorizations Under Applicable Non-Bankruptcy Law. The Debtors, Reorganized Debtors and the Leap Creditor Trust Trustee are authorized and empowered pursuant to Section 105 of the Bankruptcy Code to take any and all actions reasonably necessary to implement the transactions contemplated by the Plan and this Confirmation Order, all without further corporate action or action of the directors or stockholders of the Debtors or Reorganized Debtors, including, without limitation, the issuance of the New Leap Common Stock, New Cricket Common Stock, New License Holding Company Common Stock, New Property Holding Company Common Stock, New Other Subsidiary Common Stock, the New Senior Notes, the adoption of the Amended Debtor Certificates of Incorporation and the selection of the Persons who will serve as the initial directors and officers of the Reorganized Debtors as of the Effective Date, and other matters under the Plan involving the corporate structure of each Debtor or corporate action by each Debtor. Without limiting the foregoing, upon entry of this Confirmation Order, the Amended Debtor Certificates of Incorporation, and the filing by each Reorganized Debtor of its respective Amended Debtor Certificate of Incorporation, shall be authorized and approved in all respects. On the Effective Date or as soon thereafter as is practicable, pursuant to applicable law, the Amended Debtor Bylaws of each Debtor shall be the bylaws of each Reorganized Debtor (as applicable). The Board of Directors of Reorganized Leap is hereby authorized to select and appoint members of senior management of each of the Reorganized Debtors as of the Effective Date.

     I. Exemption from Transfer Taxes. Pursuant to Section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of notes or equity securities under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

     J. Professional Compensation and Reimbursement Claims. All professionals or other Persons requesting compensation or reimbursement of expenses pursuant to any of Sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered on or before the Effective Date (including, inter alia, any compensation requested by any professional or any other Person for making a substantial contribution in the Bankruptcy Cases) shall File and serve on each of the Reorganized Debtors, the Informal Vendor Debt Committee, and the Official Committee (or, if the Official Committee has disbanded, the Leap Creditor Trust Trustee) an application for final allowance of compensation and reimbursement of expenses no later than (i) sixty (60) days after the Effective Date, or (ii) such later date as this Court shall order upon application made prior to the end of such 60-day period. Objections to applications of professionals or other Persons for compensation or reimbursement of expenses must be Filed and served on the Reorganized Debtors, counsel for the Reorganized Debtors, the Informal Vendor Debt Committee, and the Official Committee (or, if the Official Committee has disbanded, the Leap Creditor Trust Trustee) and the professionals to whose application the objections are addressed on or before (i) thirty (30) days after such application is Filed and served or (ii) such later date as the Court shall order upon application made prior to the end of such 30-day period or upon agreement between the Reorganized Debtors (or the Leap Creditor Trust, if applicable) and the affected professional. Any professional fees and reimbursements of expenses incurred by the Reorganized Debtors and the Leap Creditor Trust subsequent to the Effective Date may be paid by the Reorganized Debtors and the Leap Creditor Trust, as applicable, without application to or Order of the Court.

     K. Payment of Fees. All fees payable by the Debtors on or before the Effective Date pursuant to 28 U.S.C. Section 1930 shall be paid by the Debtors and the Leap Creditor Trust, as applicable, on or before the Effective Date.

     L. Exemption from Securities Laws. The exemption from the requirements of
Section 5 of the Securities Act of 1933, 15 U.S.C. Section 77e, and any state and local law requiring registration for the offer or sale of a security provided for in Section 1145 of the Bankruptcy Code shall apply to all securities issued pursuant to the Plan. Reorganized Leap is authorized to execute customary registration rights agreements with those entities not covered by Section 1145 should Reorganized Leap be a public company.

          M. Plan Supplement Documents. The Plan Supplement documents and any duly authorized amendments thereto in accordance with the Plan are hereby approved.

          N. Reserve. The Reserve described in Section 8.05 of the Plan and Sections 5.06(bb) and 6.02 of the Leap Creditor Trust shall be used to fund Distributions on account of Administrative Claims not fully reserved by Leap, Class 4 Disputed Claims against Leap that subsequently become Class 4 Allowed Claims against Leap, as well as any Class 4 Leap Claims that may arise out of the rejection of any Leap real estate leases and executory contracts (each a "Rejection Damage Claim"), and the amount of funds held in the Reserve as of the Initial Distribution Date shall be deemed adequate to the extent such amount is equal to the aggregate Pro Rata Distributions that would be distributed to Holders of Disputed Claims and Rejection Claims in the event that: (i) each Disputed Claim were allowed in full and (ii) the amount of Rejection Damage Claims Allowed against Leap were equal to twice the maximum estimated aggregate Allowed amount of Rejection Damage Claims as set forth in the Disclosure Statement. The Debtors, the Reorganized Debtors, the Official Committee, the Leap Trust Trustee and the Informal Vendor Debt Committee, and their respective officers, directors, lawyers, agents and other representatives shall have no liability if the reserves set forth under the Plan are inadequate to pay all Allowed Claims entitled to payment from such reserves.

          O. Settlements. The agreements, settlements, transactions and transfers implemented through the Plan including, without limitation, the settlements of Intercompany Claims and Intercompany Transfer Litigation Claims set forth in Section 5.05, are fair, equitable and reasonable, are entered into in good faith, are in the best interests of the Debtors, the Estate, the creditors and their shareholders, and help provide adequate means for implementing the Plan.

          P. Post-Confirmation Notices. Except as otherwise provided in the Plan and this Confirmation Order, notice of all subsequent pleadings in these Chapter 11 Cases shall be limited to counsel for the Debtors, counsel for the Official Committee, counsel to the Leap Creditor Trust, counsel to the Informal Vendor Debt Committee and the United States Trustee, unless otherwise specified in an Order by this Court.

          Q. Applicable Non-Bankruptcy Law. Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, the Leap Creditor Trust Agreement or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

          R. The Leap Creditor Trust Agreement, as amended in "Exhibit A" to this Order, is hereby approved. In the event of any inconsistency between the Leap Creditor Trust Agreement and the Plan, the former shall control.

          S. Modified Stay of Confirmation Order. Bankruptcy Rule 3020(e) is not applicable to this Confirmation Order. This Confirmation Order shall be stayed for five business days after entry of the Confirmation Order (the "Stay Period"). Exception of this Confirmation Order from the ten (10) day stay imposed under Bankruptcy Rule 3020(e) is warranted because the prompt consummation of the Plan is in the best interests of the Debtors, the Estates, creditors and other parties in interest. Furthermore, the provisions of Federal Rule of Civil Procedure 62(a) and Bankruptcy Rule 7062 shall not apply to this Confirmation Order, and the Debtors are authorized to consummate the Plan following the Stay Period.

Dated:_______________, 2003

                                       ----------------------------------
                                       The Honorable Louise DeCarl Adler
                                         United States Bankruptcy Judge

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
Submitted by:

LATHAM & WATKINS LLP

By: /s/
   ---------------------------
   Robert A. Klyman
   Counsel for Debtors and
   Debtors-in-Possession

Approved as to Form and Content:

KRAMER LEVIN NAFTALIS & FRANKEL LP

By: /s/
   ---------------------------
   Robert Schmidt
   Attorneys for the Official Committee of Unsecured Creditors


ANDREWS KURTH, LLP

By: /s/
   ---------------------------
   Richard Baumfield
   Attorneys for the Informal Vendor Debt Committee

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